Exhibit 23(b)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-60809 of UniSource Energy Corporation of our report dated February 23, 1998 (March 11, 1999 as to information with respect to 1997 and 1996 periods in Note 4 and in Note 12), appearing in the Annual Report on Form 10-K of UniSource Energy Corporation and Tucson Electric Power Company for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such registration statement.

/s/ DELOITTE & TOUCHE

Phoenix, Arizona
July 16, 1999